Exhibit 99.1

RESERVOIR MEDIA ANNOUNCES FIRST QUARTER

FISCAL 2025 RESULTS

Strength within Music Publishing Drove 8% Top-Line Growth

12th Consecutive Quarter of Year-Over-Year Revenue Growth Since IPO in 2021

July 31, 2024, New York — Reservoir Media, Inc. (NASDAQ: RSVR) (“Reservoir” or the “Company”), an award-winning independent music company, today announced financial results for the first quarter of fiscal 2025 ended June 30, 2024.

Recent Highlights:

•	Revenue of $34.3 million, increased 6% organically, or 8% including acquisitions year-over-year
o	Music Publishing revenue rose 15% year-over-year
o	Recorded Music revenue decreased by 7% year-over-year
•	Operating Income of $5.0 million, increased by $1.8 million year-over-year
•	OIBDA (“Operating Income Before Depreciation & Amortization”) of $11.3 million, an increase of 23% year-over-year
•	Net Loss of $0.5 million, or ($0.01) per share, compared to a net income of $0.2 million, or $0.00 per share
•	Adjusted EBITDA of $12.6 million, up 25% year-over-year
•	Signed publishing deals with acclaimed singer-songwriter Wrabel, Platinum-selling songwriter-producer Aaron Zuckerman, and global hitmaking songwriter-producer Lewis Thompson

Management Commentary:

“Our results in the first fiscal quarter reflect a continuation of our proven track record of financial outperformance in the three years since we became a publicly traded company. We have had year-over-year revenue growth every quarter since our listing, and we have raised guidance over the course of each fiscal year.” said Golnar Khosrowshahi, Founder and Chief Executive Officer of Reservoir Media. “The music industry has enjoyed an unprecedented return to growth, which experts predict will continue for the next decade. We are excited to be part of that momentum as our creators shape the music landscape with their chart-topping collaborations across genres and markets. We are well-positioned to capture additional organic growth, while continuing to pursue accretive opportunities.”

First Quarter Fiscal 2025 Financial Results

Summary Financials	Q1 FY25	Q1 FY24	Change
Total Revenue	$34.3	$31.8	8%
Music Publishing Revenue	$24.0	$20.8	15%
Recorded Music Revenue	$9.6	$10.4	(7%)
Operating Income	$5.0	$3.1	58%
OIBDA	$11.3	$9.2	23%
Net (Loss) Income	$(0.5)	$0.2	NM
Adjusted EBITDA	$12.6	$10.1	25%
(Table Notes: $ in millions; Quarters ended June 30th; Unaudited; NM = Not meaningful)

Total revenue in the first quarter of fiscal 2025 increased 8% to $34.3 million, compared to $31.8 million in the first quarter of fiscal 2024. This increase was driven by a 15% increase in Music Publishing revenue, partially offset by a 7% decrease in Recorded Music revenue that was largely attributable to the release of De La Soul’s catalog in physical formats in the year-ago period.

Operating income in the first quarter of fiscal 2025 was $5.0 million compared to operating income of $3.1 million in the first quarter of fiscal 2024. OIBDA in the first quarter of fiscal 2025 increased 23% to $11.3 million, compared to $9.2 million in the prior year quarter. Adjusted EBITDA in the first quarter of fiscal 2025 increased 25% to $12.6 million, compared to $10.1 million last year, primarily as a result of revenue growth and improved margins. See below for calculations and reconciliations of OIBDA and Adjusted EBITDA to operating income and net (loss) income, respectively.

Net loss in the first quarter of fiscal 2025 was ($0.5) million, or ($0.01) per share, compared to net income of $0.2 million, or $0.00 per share, in the year-ago quarter. The decline in net income was primarily driven by the loss on fair value of swaps during the quarter compared to a gain on fair value of swaps during the year-ago period partially offset by an increase in operating income.

First Quarter Fiscal 2025 Segment Review

Music Publishing	Q1 FY25	Q1 FY24	Change
Revenue by Type
Digital	$14.6	$11.9	23%
Performance	$5.1	$4.5	14%
Synchronization	$2.8	$3.0	(7%)
Mechanical	$0.7	$0.6	20%
Other	$0.8	$0.8	(4%)
Total Revenue	$24.0	$20.8	15%
Operating Income	$2.2	$1.4	56%
OIBDA	$6.8	$5.7	19%
(Table Notes: $ in millions; Quarters ended June 30th; Unaudited)

Music Publishing Revenue in the first quarter of fiscal 2025 was $24.0 million, an increase of 15% compared to $20.8 million in last year’s first quarter. The increase was mainly driven by acquisitions of catalogs and revenue from the existing catalog, which benefitted from price increases at multiple music streaming services. We saw revenue increases in Digital, Performance, and Mechanical, which were partially offset by decreases in Synchronization and Other revenue.

In the first quarter of fiscal 2025, Music Publishing OIBDA increased 19% to $6.8 million, compared to $5.7 million in the first quarter of fiscal 2024. Music Publishing OIBDA margin in the first quarter increased from 27% to 28%. The increases in Music Publishing OIBDA and OIBDA Margin reflect the revenue growth and improved margins.

Recorded Music	Q1 FY25	Q1 FY24	Change
Revenue by Type
Digital	$6.6	$5.6	17%
Physical	$1.4	$3.6	(62%)
Neighboring Rights	$1.1	$0.9	29%
Synchronization	$0.6	$0.3	87%
Total Revenue	$9.6	$10.4	(7%)
Operating Income	$2.7	$1.8	53%
OIBDA	$4.5	$3.5	27%

(Table Notes: $ in millions; Quarters ended June 30th; Unaudited)

Recorded Music Revenue in the first quarter of fiscal 2025 was $9.6 million, a decrease of 7% compared to $10.4 million in last year’s first quarter. The decline was driven by a decrease in Physical revenue due to the release of multiple De La Soul albums in the prior year quarter.

In the first quarter of fiscal 2025, Recorded Music OIBDA increased 27%, to $4.5 million, compared to $3.5 million in the first quarter of fiscal 2024. Recorded Music OIBDA margin in the first quarter increased from 34% to 46%, primarily driven by the change in the mix of revenue by type to a lower percentage of Physical sales.

Balance Sheet and Liquidity

For the three months ended June 30, 2024, cash provided by operating activities was $8.6 million, an increase of $9.4 million compared to the same period last year.

As of June 30, 2024, Reservoir had cash and cash equivalents of $16.4 million and $121.2 million available for borrowing under its revolving credit facility, for total available liquidity of $137.6 million. Total debt was $324.1 million (net of $4.7 million of deferred financing costs) and Net Debt was $307.8 million (defined as total debt, less cash and equivalents and deferred financing costs). This compares to cash and cash equivalents of $18.1 million and $114.2 million available for borrowing under its revolving credit facility, for total available liquidity of $132.3 million as of March 31, 2024. Total debt was $330.8 million (net of $5.0 million of deferred financing costs) and Net Debt was $312.7 million as of March 31, 2024.

Fiscal Year 2025 Outlook

Reservoir maintains its previously provided financial outlook range for fiscal year 2025, and expects the financial results for the year ending March 31, 2025, to be as follows:

Outlook	Guidance	Growth (at mid-point)
Revenue	$148M - $152M	4%
Adjusted EBITDA	$58M - $61M	7%

Jim Heindlmeyer, Chief Financial Officer of Reservoir, stated, “Our top-line growth and cost containment efforts in the first quarter provide a strong foundation for the remainder of the fiscal year. Our healthy cashflow generation and available debt give us the financial flexibility to continue adding to our portfolio and to pursue new organic growth opportunities in the coming quarters. We are well positioned to achieve our previously issued 2025 fiscal year financial guidance.”

Conference Call Information

Reservoir is hosting a conference call for analysts and investors to discuss its financial results for the first quarter for fiscal year ending March 31, 2025 at 10:00 a.m. EDT today, July 31, 2024. The conference call can be accessed via webcast in the investor relations section of the Company’s website at https://investors.reservoir-media.com/news-and-events/events-and-presentations.

Interested parties may also participate in the call using the following registration link: Here. Once registered, participants will receive a dial-in number as well as a PIN to enter the event. Participants may re-register for the conference call in the event of a lost dial-in number or PIN. Shortly after the conclusion of the conference call, a replay of the audio webcast will be available in the investor relations section of Reservoir’s website for 30 days after the event.

About Reservoir Media, Inc.

Reservoir is an independent music company based in New York City and with offices in Los Angeles, Nashville, Toronto, London, and Abu Dhabi. Reservoir is the first female-founded and led publicly traded independent music company in the U.S. Founded as a family-owned music publisher in 2007, Reservoir has grown to represent over 150,000 copyrights and 36,000 master recordings with titles dating as far back as 1900 and hundreds of #1 releases worldwide. Reservoir frequently holds a Top 10 U.S. Market Share according to Billboard’s Publishers Quarterly, was twice named Publisher of the Year by Music Business Worldwide’s The A&R Awards, and won Independent Publisher of the Year at the 2020 and 2022 Music Week Awards.

Reservoir also represents a multitude of recorded music through Chrysalis Records, Tommy Boy Music, and Philly Groove Records and manages artists through its ventures with Blue Raincoat Music and Big Life Management.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. Forward-looking statements are typically identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “would” and other similar words and expressions. Forward-looking statements in this press release relate to, among other things: Reservoir’s anticipated financial condition, results of operations and performance, expected growth, plans and objectives for future operations, business prospects and market conditions. Forward-looking statements are based on the current expectations and beliefs of management and information currently available to management. These statements are inherently subject to a number of risks, uncertainties and assumptions, many of which are outside of our control and could cause future events or results to be materially different from those stated or implied in this press release, including the risk factors that are described in Reservoir’s Annual Report on Form 10-K for the year ended March 31, 2024 and our other filings with the SEC available on the SEC’s website at www.sec.gov or Reservoir’s website at www.reservoir-media.com. Any forward-looking statement made in this press release speaks only as of the date on which it is made and Reservoir undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Reservoir Media, Inc. and Subsidiaries

Condensed Consolidated Statements of Income
Three Months Ended June 30, 2024 versus June 30, 2023

(Unaudited)

(Expressed in U.S. dollars)

	Three Months Ended June 30,
	2024	2023	% Change

Revenues	$34,316,843	$31,836,586	8%
Costs and expenses:
Cost of revenue	13,281,116	13,471,597	(1)%
Amortization and depreciation	6,384,757	6,055,568	5%
Administration expenses	9,689,437	9,164,500	6%
Total costs and expenses	29,355,310	28,691,665	2%

Operating income	4,961,533	3,144,921	58%

Interest expense	(5,059,398)	(4,733,533)
Loss on foreign exchange	(59,463)	(29,936)
(Loss) gain on fair value of swaps	(490,295)	1,845,387
Other (expense) income, net	(99,522)	62
(Loss) income before income taxes	(747,145)	226,901
Income tax (benefit) expense	(293,968)	62,348
Net (loss) income	(453,177)	164,553
Net loss attributable to noncontrolling interests	106,522	112,780
Net (loss) income attributable to Reservoir Media, Inc.	$(346,655)	$277,333

(Loss) earnings per common share:
Basic	$(0.01)	$-
Diluted	$(0.01)	$-

Weighted average common shares outstanding:
Basic	64,970,693	64,572,432
Diluted	64,970,693	64,998,544

Reservoir Media, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2024 versus March 31, 2024

(Unaudited)

(Expressed in U.S. dollars)

	June 30, 2024	March 31, 2024

Assets
Current assets
Cash and cash equivalents	$16,358,506	$18,132,015
Accounts receivable	32,081,489	33,227,382
Current portion of royalty advances	12,917,635	13,248,008
Inventory and prepaid expenses	6,163,776	6,300,915
Total current assets	67,521,406	70,908,320

Intangible assets, net	634,724,872	640,222,000
Equity method and other investments	1,355,019	1,451,924
Royalty advances, net of current portion and reserves	50,747,131	56,527,557
Property, plant and equipment, net	520,220	551,410
Operating lease right of use assets, net	6,736,634	6,988,340
Fair value of swap assets	5,141,819	5,753,488
Other assets	1,410,949	1,131,529
Total assets	$768,158,050	$783,534,568

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$5,123,049	$9,015,939
Royalties payable	38,656,663	40,395,205
Accrued payroll	883,248	2,043,772
Deferred revenue	1,102,261	1,163,953
Other current liabilities	6,371,704	7,313,615
Income taxes payable	541,503	439,152
Total current liabilities	52,678,428	60,371,636

Secured line of credit	324,127,393	330,791,607
Deferred income taxes	30,028,349	30,471,978
Operating lease liabilities, net of current portion	6,431,339	6,720,287
Fair value of swap liability	-	121,374
Other liabilities	469,589	572,705
Total liabilities	413,735,098	429,049,587

Contingencies and commitments

Shareholders' Equity
Preferred stock	-	-
Common stock	6,508	6,483
Additional paid-in capital	341,744,622	341,388,351
Retained earnings	15,051,002	15,397,657
Accumulated other comprehensive loss	(3,762,881)	(3,797,733)
Total Reservoir Media, Inc. shareholders' equity	353,039,251	352,994,758
Noncontrolling interest	1,383,701	1,490,223
Total shareholders' equity	354,422,952	354,484,981
Total liabilities and shareholders' equity	$768,158,050	$783,534,568

Supplemental Disclosures Regarding Non-GAAP Financial Measures

This press release includes certain financial information, such as OIBDA, OIBDA margin, EBITDA, Adjusted EBITDA, and Net Debt, which has not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). Reservoir’s management uses these non-GAAP financial measures to evaluate Reservoir’s operations, measure its performance and make strategic decisions. Reservoir believes that the use of these non-GAAP financial measures provides useful information to investors and others in understanding Reservoir’s results of operations and trends in the same manner as Reservoir’s management and in evaluating Reservoir’s financial measures as compared to the financial measures of other similar companies, many of which present similar non-GAAP financial measures. However, these non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by Reservoir’s management about which items are excluded or included in determining these non-GAAP financial measures and, therefore, should not be considered as a substitute for net income, operating income or any other operating performance measures calculated in accordance with GAAP. Using such non-GAAP financial measures in isolation to analyze Reservoir’s business would have material limitations because the calculations are based on the subjective determination of Reservoir’s management regarding the nature and classification of events and circumstances. In addition, although other companies in Reservoir’s industry may report measures titled OIBDA, OIBDA margin, Adjusted EBITDA, and Net Debt, or similar measures, such non-GAAP financial measures may be calculated differently from how Reservoir calculates such non-GAAP financial measures, which reduces their overall usefulness as comparative measures. Because of these limitations, such non-GAAP financial measures should be considered alongside other financial performance measures and other financial results presented in accordance with GAAP. You can find the reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures in the tables below.

OIBDA

Reservoir evaluates operating performance based on several factors, including its primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (“OIBDA”). Reservoir considers OIBDA to be an important indicator of the operational strengths and performance of its businesses and believes this non-GAAP financial measure provides useful information to investors because it removes the significant impact of amortization from Reservoir’s results of operations. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Reservoir’s businesses and other non-operating income (loss). Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income attributable to us and other measures of financial performance reported in accordance with GAAP. In addition, our definition of OIBDA may differ from similarly titled measures used by other companies. OIBDA Margin is defined as OIBDA as a percentage of revenue.

EBITDA and Adjusted EBITDA

EBITDA is defined as earnings (net income or loss) before net interest expense, income tax (benefit) expense, non-cash depreciation of tangible assets and non-cash amortization of intangible assets and is used by management to measure operating performance of the business. Adjusted EBITDA, in addition to adjusting net income to exclude income tax expense, interest expense and depreciation and amortization, further adjusts net income by excluding items or expenses such as, among others, (1) any non-cash charges (including any impairment charges and loss on early extinguishment of debt and to write-down an equity investment to its estimated fair value), (2) any net gain or loss on foreign exchange, (3) any net gain or loss resulting from interest rate swaps, (4) equity-based compensation expense and (5) certain unusual or non-recurring items.

Adjusted EBITDA is a key measure used by Reservoir’s management to understand and evaluate operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital. However, certain limitations on the use of Adjusted EBITDA include, among others, (1) it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue for Reservoir’s business, (2) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on Reservoir’s indebtedness and (3) it does not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments. In particular, Adjusted EBITDA measure adds back certain non-cash, unusual or non-recurring charges that are deducted in calculating net income; however, these are expenses that may recur, vary greatly and are difficult to predict. In addition, Adjusted EBITDA is not the same as net income or cash flow provided by operating activities as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

Net Debt

Reservoir defines Net Debt as total debt, less cash and equivalents and deferred financing costs.

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Operating Income to OIBDA

Three Months Ended June 30, 2024 versus June 30, 2023

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended June 30,
	2024	2023
Operating Income	$4,961	$3,145
Amortization and Depreciation Expense	6,385	6,056
OIBDA	$11,346	$9,201

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Music Publishing Segment Reporting Operating Income to OIBDA

Three Months Ended June 30, 2024 versus June 30, 2023

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended June 30,
	2024	2023
Operating Income	$2,183	$1,396
Amortization and Depreciation Expense	4,601	4,303
OIBDA	$6,784	$5,699

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Recorded Music Segment Reporting Operating Income to OIBDA

Three Months Ended June 30, 2024 versus June 30, 2023

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended June 30,
	2024	2023
Operating Income	$2,691	$1,764
Amortization and Depreciation Expense	1,760	1,729
OIBDA	$4,451	$3,493

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Net (Loss) Income to Adjusted EBITDA

Three Months Ended June 30, 2024 versus June 30, 2023

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended June 30,
	2024	2023
Net (Loss) Income	$(453)	$164
Income Tax (Benefit) Expense	(294)	62
Interest Expense	5,059	4,734
Amortization and Depreciation	6,385	6,056
EBITDA	10,697	11,016
Loss on Foreign Exchange(a)	59	30
Loss (Gain) on Fair Value of Swaps(b)	490	(1,845)
Non-cash Share-based Compensation(c)	1,274	914
Other Expense (Income), Net(d)	100	-
Adjusted EBITDA	$12,620	$10,115

(a)	Reflects the loss on foreign exchange fluctuations.
(b)	Reflects the non-cash loss or (gain) on the mark-to-market of interest rate swaps.
(c)	Reflects non-cash share-based compensation expense related to the Reservoir Media, Inc. 2021 Omnibus Incentive Plan.
(d)	Reflects Reservoir’s share of loss recorded by an equity method investment.

Media Contact

Reservoir Media, Inc.

Suzy Arrabito

Vice President, Marketing & Communications

sa@reservoir-media.com

www.reservoir-media.com

Investor Contact

Alpha IR Group

Jackie Marcus or Nathan Skown

RSVR@alpha-ir.com

Source: Reservoir Media, Inc.

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